EXHIBIT 99.1

August 15, 2019

Re: Cancellation of Redemption Program for Ordinary Liquidity Requests

Dear Fellow Stockholder:

As you are probably aware, on August 6, 2019, we announced the execution of an Agreement and Plan of Merger for two proposed mergers: (1) a merger between Steadfast Income REIT, Inc. (“SIR”) and Steadfast Apartment REIT, Inc. (“STAR”); and (2) a merger between Steadfast Apartment REIT III, Inc. (“STAR III”) and STAR (each a “Merger” and together, the “Mergers”). In connection with the proposed Mergers, each of SIR, STAR and STAR III announced the amendment and restatement of its share repurchase plan (each an “A&R SRP”), which will become effective on September 5, 2019. You can find additional information on each A&R SRP in the applicable company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 6, 2019.

As is common in situations similar to the proposed transactions, each A&R SRP limits quarterly share repurchases to repurchase requests made in connection with the death or qualifying disability of the stockholder, subject to the other limitations specified in each A&R SRP. This also means that all pending ordinary repurchase requests will be canceled.

If the proposed Mergers are consummated, STAR, as the surviving entity in the Mergers, will communicate the terms of the combined company’s share repurchase plan, which will be determined by the board of directors at a future time. If the proposed Mergers are not successful, SIR, STAR and STAR III will communicate the terms of any new share repurchase plan to their respective stockholders, which will be determined by the respective boards of directors at a future time.

On behalf of our management team, thank you for your investment(s) in and support of the Steadfast REITs. We will continue to work hard to increase the value of your investment(s) and hope you share in our excitement about this compelling combination and the many benefits it will create for our companies and our stockholders.

If you have any questions, please feel free to reach us at 888-223-9951.

Sincerely,

Investor Relations
Stira Capital Market Group

ADDITIONAL INFORMATION ABOUT THE MERGERS
In connection with the proposed Mergers, STAR will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) (i) a registration statement on Form S-4 containing a proxy statement/prospectus jointly prepared by STAR and SIR and (ii) a registration statement on Form S-4 containing a proxy statement/prospectus jointly prepared by STAR and STAR III, and other related documents. The proxy statement/prospectus will contain important information about the proposed Mergers and related matters. INVESTORS ARE URGED TO READ THE APPLICABLE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY STAR, SIR AND STAR III, AS APPLICABLE, WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STAR, SIR, STAR III AND EACH PROPOSED MERGER. Investors and stockholders of STAR, SIR and STAR III may obtain free copies of the registration statement, the proxy statement/prospectus and other relevant documents filed by STAR, SIR and STAR III with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by STAR, SIR and STAR III with the SEC are also available free of charge on STAR’s, SIR’s and STAR III’s website at www.steadfastreits.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

PARTICIPANTS IN SOLICITATION RELATING TO THE MERGERS
STAR, SIR and STAR III and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from SIR’s and STAR III’s stockholders, as applicable, in respect of the applicable proposed Mergers. Information regarding STAR’s directors and executive officers can be found in STAR’s most recent Annual Report on Form 10-K filed on March 14, 2019. Information regarding SIR’s directors and executive officers can be found in SIR’s most recent Annual Report on Form 10-K filed on March 15, 2019. Information regarding STAR III’s directors and executive officers can be found in STAR III’s most recent Annual Report on Form 10-K filed on March 15, 2019. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed Mergers if and when they become available. These documents are available free of charge on the SEC’s website and from STAR, SIR or STAR III, as applicable, using the sources indicated above.

Forward-Looking Statements

This report contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; STAR, SIR and STAR III can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, the risk that the proposed Mergers will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger agreements; the inability to obtain the SIR stockholder approval or the STAR III stockholder approval or the failure to satisfy the other conditions to completion of the proposed Mergers; risks related to disruption of management’s attention from the ongoing business operations due to the proposed Mergers; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of STAR, SIR or STAR III; and other factors, including those set forth in the Risk Factors section of each of STAR's, SIR’s and STAR III’s most recent Annual Reports on Form 10-K and Quarterly Reports filed on Form 10-Q, filed with the SEC, and other reports filed by the Company with the SEC, copies of which are available on the SEC’s website, www.sec.gov. The companies undertake no obligation to update these statements for revisions or changes after the date hereof, except as required by law.